BREAN MURRAY CARRET & CO.

BREAN MURRAY, CARRET & CO., LLC
570 Lexington Avenue
New York, NY 10022-6822
212/702-6500
www.breanmurraycarret.com

June 4, 2010

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Robert J. Bitterman
Chief Executive Officer and President
Cutanea Life Sciences, Inc.
5 Great Valley Parkway, Suite 200
Malvern, PA 19355

Dear Mr. Bitterman:

This letter will confirm that Brean Murray, Carret & Co., LLC ("BMC") and Rodman & Renshaw, LLC are hereby authorized to represent Cutanea Life Sciences, Inc. (the "Company") as their exclusive investment bankers, corporate finance advisors and underwriters (the "Underwriters") for a period commencing upon the execution of this letter agreement (the "Agreement") and subject to cancellation by twenty (20) days written notice by certified mail at any time after one year from the date on which you sign the Agreement (the "Effective Date") in connection with a public offering, subject to satisfactory completion of due diligence by the Underwriters, and subject to market conditions, of equity securities of up to $25 million (or any other amount which is accepted by the Company) (the "Offering"). The Offering will be conducted on a firm commitment basis and final terms of the offering, including amount of the offering and the amount of an over-allotment option, if any, will be subject to an underwriting agreement entered into between the Underwiters and the Company.

I. Performance of Service

The Underwriters agree to work with the Company in attempting to consummate a transaction which is satisfactory to the Company. In their capacity as underwriters in connection with the financing transaction, the Underwriters shall endeavor to: familiarize themselves with the business, operations, properties, financial condition, management and prospects of the Company; introduce the Company to potential investors; assist the Company in any discussions and negotiations with potential investors; assist the Company in closing the transaction; and provide such other financial advisory and investment banking services in connection with this Agreement upon which the parties may mutually agree.

The Company will ensure the accuracy of any information provided to the Underwriters during the term of this Agreement and that it will not contain any untrue statement or omit to state a material fact required to make the information not misleading. The Company will advise the Underwriters immediately of the occurrence of any event or any other change known to the Company which results in the information containing an untrue statement of a material fact or omitting to state a material fact required to be stated or necessary to make the information not misleading.

The Company agrees that the Underwriters may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the offering completed pursuant to this Agreement.

II. Compensation for Services

BREAN MURRAY CARRET & CO.

Mr. Robert J. Bitterman
June 4, 2010
Page 2

Upon execution of this Agreement, the Company shall remit to the Underwriters a non-refundable retainer of $50,000. Upon filing of an S-1 registration statement, or similar form, pursuant to the transaction contemplated hereby, and the receipt of initial comments from the Securities and Exchange Commission, the Company shall remit to the Underwriters a non-refundable retainer in the amount of $50,000.

RJB 8/3

The Company agrees that should it consummate the Offering pursuant to this Agreement from the Effective Date through a period lasting until one year from cancellation of the Agreement with any party or parties, including but not limited to a party or parties with whom the Underwriters have been in contact, has been obtained through the efforts of the Underwriters, directly or indirectly, or through the use of any work product or materials prepared by the Underwriters, the Company shall pay to the Underwriters, or cause the Underwriters to be paid, at the closing of such transaction, a cash fee equal to 7% of the gross proceeds raised in addition to a non-accountable expense allowance equal to 1% of the gross proceeds raised.

In addition to the foregoing, the Company shall issue to their Underwriters or its designees at the Closing, a warrant (the "Underwriters' Warrant") allowing them to purchase, at its option, such number of shares of common stock in an amount equal to 10% of the shares sold pursuant to any such transaction at a price equal to 120% of the price paid by the public in the transaction (excluding the over-allotment option). The Underwriters' Warrant will be exercisable at any time before the fifth anniversary of the date of issue and will, among other things: (i) be transferable or issuable (at the Underwriters' option in compliance with applicable securities laws) to employees, officers and directors of the Underwriters, or their affiliates, or designees of the Underwriters, (ii) permit exercise on a cashless basis, (iii) grant the Underwriters at least two demand registrations and unlimited piggyback registration rights (with all related costs the responsibility of the Company), (iv) be non-callable and (v) contain such other terms as are customarily included in warrants of this type. Also, the Underwriters will be afforded the indemnification protections granted to the investors as part of the agreement governing the registration of the investor securities sold in the transaction, as a third party beneficiary to such provisions. We expressly agree that this paragraph is intended to grant to the Underwriters the right, through the terms of its Underwriters' Warrant, to acquire or receive, on pari passu basis, each and every type of security or instrument issued, sold or granted to investors up to the amount described herein. The number of shares underlying the Underwriters' Warrant shall be reduced if necessary to comply with FINRA rules or regulations.

The Underwriting Agreement will provide that the Company will grant to the Underwriters an option, exercisable within 30 days after the closing of the Offering ("Closing"), to acquire up to an additional 15% of the total number of Shares to be offered by the Company in the Offering, solely for the purpose of covering over-allotments (the "Over-allotment Shares").

For the one year period commencing on the closing of a transaction pursuant to this Agreement, if the Company proposes to effect any Sale/Purchase Transaction(s), any public offering, any Rule 144A offering or any private placement of securities, the Company agrees to offer to engage the Underwriters as the Company's exclusive financial advisors, co-managing underwriters, or co-placement agents, as the case may be, in connection with such transaction(s) on terms and conditions customary to the Underwriters for similar transactions; provided, however, that each of the Underwriters may decline such engagement in its sole and absolute discretion at such time. The terms of such engagements shall be set forth in separate agreements and may be subject to, among other things, satisfactory completion of due diligence by the Underwriters, market conditions, the absence of adverse change to the Company's business or financial condition, approval of the Underwriters' internal committees and any other conditions that the Underwriters may deem appropriate for transactions of such nature. The Company will notify the Underwriters in writing of its intention to pursue such a transaction, and each of Underwriters will advise the Company promptly of the Underwriters' election to exercise its right (but in any event no later than fifteen business days following the submission to the Underwriters). If any such proposal is not accepted by the Underwriters, but later modified, the Company will re-submit such proposal in writing to the Underwriters and the Underwriters will be subject to the same fifteen business day notice provision. The Underwriters' election not to exercise its right with respect to a particular proposed transaction will not adversely affect its rights hereunder with respect to any other

BREAN MURRAY
CARRET & CO.

proposed transaction of the Company during the two year period referred to above or of the rights of the other Underwriters hereunder.

Regardless of which party elects to terminate their further participation in the proposed transaction contemplated hereby and the agreement by the Company of Underwriters, upon such termination, the Company agrees to reimburse Underwriters for the full amount of its actual accountable, out-of-pocket expenses incurred to such date up to the maximum of $150,000 for all such expenses (which expenses will include, but will not be limited to, all reasonable fees and disbursements of Underwriters' counsel, travel, lodging and other "road show" expenses, mailing, printing and reproduction expenses, and any expenses incurred by Underwriters in conducting its due diligence, including background checks of the Company's officers and directors), less amounts, if any, previously paid to Underwriters in reimbursement for such expenses; provided, however, that Underwriters will not be entitled to any such reimbursement if: (i) Underwriters terminates Underwriters' engagement prior to the execution of the Underwriting Agreement for other than Good Reason (as defined below) or (ii) the Company terminates Underwriters' engagement prior to the execution of the Underwriting Agreement on account of Underwriters', gross negligence or willful misconduct. As used herein, the term "Good Reason" means: (i) the failure of the Company to proceeds with the Offering in good faith, (ii) the gross negligence or willful misconduct of the Company, (iii) the occurrence of any domestic or international event or act or occurrence which materially disrupts, or which will likely, in the immediate future, materially disrupt, general securities markets in the United States, (iv) the Company will have sustained a material loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not such loss will have been insured, will make it inadvisable to proceed with the Offering; (v) or inadvisable a material adverse change in the conditions of the Company which would make it impracticable to proceed with the Offering.

Fees are payable in full, without discount or reduction, in cash on closing of any transaction pursuant to this Agreement, except fees related to contingent payments which shall be payable when and at any time such payments are received. Any fees not paid when due will accrue interest, to the extent permitted by applicable law, at a rate of 12% per year and the Company will be responsible for all legal fees incurred by the Underwriters in collecting such fees.

III. Offering Expenses

The Company shall be responsible for and pay all expenses of Underwriters relating to the Offering, including, without limitation:

(a) all filing fees and communication expenses relating to the registration of the shares to be sold in the Offering (including the Over-allotment Shares) with the Commission;

(b) all COBRA Desk filing fees associated with the review of the Offering by FINRA;

(c) all fees and expenses relating to the listing of such shares on such stock exchanges as the Company and the Underwriters together determine;

(d) all fees, expenses and disbursements relating to background checks of the Company's officers and directors;

(e) all fees, expenses and disbursements relating to the registration or qualification of such shares under the "blue sky" securities laws of such states and other jurisdictions as the Underwriters may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Underwriters ' counsel);

BREAN MURRAY
CARRET & CO.

(f) the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers' Agreement, Underwriters' Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as the Underwriters may reasonably deem necessary;

(g) the costs of preparing, printing and delivering certificates representing the shares;

(h) fees and expenses of the transfer agent for the shares;

(i) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Underwriters;

(j) the costs associated with post-closing advertising of the Offering in the national editions of the Wall Street Journal and New York Times, which the Underwriters will coordinate;

(k) the costs associated with bound volumes of the public offering materials as well as commemorative Lucite tombstones, each of which the Company or its designee shall provide within a reasonable time after the Closing in such quantities as the Underwriters may reasonably request; and

(l) the fees and expenses of the Company's accountants and the fees and expenses of the Company's legal counsel and other agents and representatives.

(m) The costs of actual "road show" expenses for the offering, and all costs associated with one or more "road show" marketing trips, up to a maximum of $10,000, while the Commission is reviewing the Registration Statement. All parties and their respective officers, directors and related parties will abide by all rules and regulations fo the Commission relating to public offerings and public statements (i.e. "gun jumping").

(n) The costs of any finder's fees to third parties.

IV. Press Announcements

At any time after the consummation or other public announcement of a transaction completed pursuant to this Agreement, and with the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed), the Underwriters may place an announcement in such newspapers and publications as it may choose, stating that the Underwriters has acted as exclusive financial advisors and placement agents to the Company in connection with the transaction; provided, however, the Underwriters will not need prior written approval from the Company for the initial disclosure of their participation in such Offering, including, without limitation, the placement of the initial "tombstone" advertisements in financial and other newspapers and journals. The cost of such announcements shall be borne by the Company.

V. Successors and Assigns

The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, the Company shall not assign to an unaffiliated third party any of its obligations hereunder without the express written consent of the Underwriters.

VI. Authority

BREAN MURRAY CARRET & CO.

The Company represents and warrants to the Underwriters that Robert J. Bitterman is the Chief Executive Officer and President of the Company and is authorized on behalf of the Company to execute this Agreement and to consummate the potential transaction described herein, and the execution of this Agreement will not conflict with or breach the certificate or articles of incorporation or by-laws of the Company or any agreement to which the Company is a party.

VII. Arbitration Provision

Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the Financial Industry Regulatory Authority ("FINRA") in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgment upon any award rendered may be entered in any court having jurisdiction.

This engagement letter will be deemed to have been made and delivered in the State of New York and both the binding provisions of this engagement letter and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of the Underwriters and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in the Court of Common Pleas or in the United States District Court for New York City, (ii) waives any objection which may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the Court of Common Pleas and the United States District Court for New York City in any such suit, action or proceeding. Each of the Underwriter and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Court of Common Pleas and the United States District Court for New York City and agrees that service of process upon the Company mailed by certified mail to the Company's address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Underwriters mailed by certified mail to the Underwriters' address will be deemed in every respect effective service process upon Underwriters, in any such suit, action or proceeding.

VIII. Notices

All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to BMC, to 570 Lexington Avenue, New York, New York 10022, Attention: William J. McCluskey; and if to the Company, Attn: Robert J. Bitterman.

IX. Indemnification

Incorporated by reference to Addendum I.

X. Entire Agreement

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to the Underwriters (and keeping a duplicate for your files). This Agreement shall be effective after your acceptance below and its receipt by the Underwriters at its address set forth on this letter.

BREAN MURRAY
CARRET & CO.

Sincerely,

BREAN MURRAY, CARRET & CO., LLC

William J. McCluskey
President and CEO

RODMAN & RENSHAW, LLC

John Borer
Sr. Managing Director

Accepted and agreed as of
4th day of June, 2010

CUTANEA LIFE SCIENCES, INC.

Robert J. Bitterman
Chief Executive Officer and President

<u>Addendum I - Indemnification</u>

The Company shall:

a. Indemnify the Underwriters, their parents, affiliates and/or subsidiaries and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by the Underwriters hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of the Underwriters; and

b. Reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by the Underwriters hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph (a) above, the Indemnified Parties will remit to the Company any amount reimbursed under this paragraph (b).

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not the Indemnified Parties are a formal party of any such lawsuits, claims or other proceedings, that the Indemnified Parties are each entitled to retain separate counsel of their choice in connection with any of the matters to which such commitments relate (including a local counsel for each) and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party.

Further, the Company and the Underwriters agree that if any indemnification or reimbursement sought by the Underwriters of the Company is finally judicially determined to be unavailable then, whether or not the Underwriters are entitled to indemnification or reimbursement, the Company and the Underwriters shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and each of the Underwriters on the other, in connection with the transaction to which such indemnification or reimbursement related, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Indemnified Parties exceed the amount of the fee actually received by each of the Underwriters hereunder. Each of the Underwriters hereunder shall be held severally, and not jointly, liable for any losses, claims, damages, liabilities, expenses, and benefits arising out of or relating to this Agreement.

The provisions hereof shall survive any termination of this Agreement.